EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Apache Corporation for the registration of senior debt securities, subordinated debt securities, guarantees of debt securities, purchase contracts, purchase units, warrants, preferred stock, common stock and related rights, and depositary shares and to the incorporation by reference therein of our report dated February 28, 2014 (except for the effects of discontinued operations as discussed in Note 1, as to which the date is July 17, 2014), with respect to the consolidated financial statements of Apache Corporation, included in its Current Report (Form 8-K) dated July 17, 2014, and our report dated February 28, 2014 with respect to the effectiveness of internal control over financial reporting of Apache Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 17, 2014